UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant
Filed by a Party other than the Registrant

Check the appropriate box:
    Preliminary Proxy Statement
    Confidential, For Use of the Commission Only
           (as permitted by Rule 14a-6(e)(2))
    Definitive Proxy Statement
    Definitive Additional Materials
    Soliciting Material Pursuant to Section 240.14a-12

AXS-ONE INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

No fee required

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

August 9, 2005

Dear Fellow Stockholder:

Our Board of Directors has called a special meeting of stockholders to be held at our offices located at 301 Route 17 North, Rutherford, NJ 07070 on Tuesday, September 20, 2005, at 10:00 a.m. for the sole purpose of approving the issuance and sale of 453,446 shares of AXS-One common stock and warrants to purchase 90,689 shares of AXS-One common stock to certain executive officers and directors of the company and their affiliates for aggregate cash consideration payable to AXS-One of $675,000.

The transaction being submitted for approval represents a portion of our recent $6.75 million private placement transaction that was announced in late June. As part of the process of negotiating that transaction, the third-party investors suggested that officers and directors of AXS-One participate in the transaction. Several directors and officers of the company agreed to invest an aggregate of $675,000 in the transaction. I believe the willingness of these directors and officers to invest in the company showed the third-party investors their confidence in the company's future.

In light of the potential conflicts involved any time a company enters into transactions with its officers and directors, the Board of Directors believed it to be prudent to bring this matter before the stockholders for approval. In the absence of stockholder approval, the $675,000 investment in the company can not be completed. The Notice of Annual Meeting, Proxy Statement and proxy card accompanying this letter describe the matter to be voted upon in greater detail.

We look forward to greeting personally those stockholders who are able to be present at the special meeting; however, whether or not you plan to be with us at the meeting, it is important that your shares be represented. Therefore, you are requested to sign and date the enclosed proxy and return it in the envelope provided.

Thank you for your cooperation.

Sincerely yours,
William P. Lyons Chief Executive Officer and Chairman of the Board

AXS-ONE INC.
301 Route 17 North
Rutherford, NJ 07070

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

SEPTEMBER 20, 2005

TO OUR STOCKHOLDERS:

A special meeting of stockholders (the "Special Meeting") of AXS-One Inc. (the "Company") will be held at the Company's offices located at 301 Route 17 North, Rutherford, NJ 07070 on Tuesday, September 20, 2005, at 10:00 a.m. for the following purpose:

(1)	To approve the issuance and sale of 453,446 shares of the Company's common stock and warrants to purchase 90,689 shares of common stock to certain executive officers and directors of the Company and their affiliates for aggregate cash consideration payable to the Company of $675,000.

Only stockholders of record at the close of business on August 4, 2005 are entitled to notice of and to vote at the Special Meeting. A list of stockholders eligible to vote at the meeting will be available for inspection at the meeting and for a period of ten days prior to the meeting during regular business hours at our corporate headquarters at the address above.

We urge you to read the enclosed proxy statement carefully so that you may be informed about the business to come before the Special Meeting or any adjournment thereof. Whether or not you expect to attend the Special Meeting, your vote is important. To assure your representation at the Special Meeting, please sign and date the enclosed proxy card and return it promptly in the enclosed envelope, which requires no additional postage if mailed in the United States.

By Order of the Board of Directors,
WILLIAM P. LYONS Chief Executive Officer and Chairman of the Board

Rutherford, New Jersey
August 9, 2005

AXS-ONE INC.

PROXY STATEMENT
FOR SPECIAL MEETING OF STOCKHOLDERS
SEPTEMBER 20, 2005

AXS-One Inc. (the "Company") is providing this Proxy Statement to stockholders of record of as of the close of business on August 4, 2005 in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board of Directors" or "Board") for use in connection with the Special Meeting of Stockholders to be held on Tuesday, September 20, 2005 (the "Special Meeting").

PROXIES AND VOTING PROCEDURES

Shares cannot be voted at the meeting unless the owner is present in person or by proxy. All properly executed and unrevoked proxies in the accompanying form that are received in time for the meeting will be voted at the meeting or any adjournment thereof in accordance with instructions on the proxy. If no instructions are given, each proxy received will be voted "FOR" the issuance and sale of 453,446 shares of the Company's common stock, $0.01 par value per share (the "Common Stock") and warrants to purchase 90,689 shares of Common Stock to certain directors and executive officers of the Company and their affiliates for aggregate cash consideration to the Company of $675,000 (the "Insider Purchase"). Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Special Meeting. Abstentions will be counted as a vote "AGAINST" the approval of the proposed Insider Purchase, whereas broker non-votes will not be counted and therefore will not affect the vote with respect to such proposal.

Any stockholder giving a proxy has the power to revoke it at any time before it is exercised by (i) filing written notice with the Secretary of the Company (AXS-One Inc., 301 Route 17 North, Rutherford, New Jersey 07070, Attention: Secretary), (ii) submitting a duly executed proxy bearing a later date, or (iii) by appearing at the Special Meeting and giving the Secretary notice of his or her intention to vote in person. Proxies solicited hereby may be exercised only at the Special Meeting and any adjournment thereof and will not be used for any other meeting.

The expense of this proxy solicitation will be borne by the Company. In addition to solicitation by mail, proxies may be solicited in person or by telephone or other means by directors or employees of the Company or its subsidiaries without additional compensation. The Company will reimburse brokerage firms and other nominees, custodians and fiduciaries for costs incurred by them in mailing proxy materials to the beneficial owners of shares held of record by such persons.

The mailing address of the principal executive offices of the Company is AXS-One Inc., 301 Route 17 North, Rutherford, New Jersey 07070. This Proxy Statement and the accompanying form of proxy are being mailed to the stockholders of the Company on or about August 9, 2005.

Unless the Company receives contrary instructions from one or more of the affected stockholders, only one copy of this Proxy Statement is being delivered to multiple stockholders sharing the same address. The Company hereby undertakes to promptly deliver a separate copy of this Proxy Statement upon the written or oral request of any stockholder to whom the previous sentence applies. Any written or oral request should be made to the Company Secretary at the address set forth in the preceding paragraph or by telephone (201-935-3400). Stockholders sharing the same address and (a) currently receiving only one copy of the Proxy Statement but desiring multiple copies of such materials in the future, or (b) currently receiving multiple copies of the Proxy Statement but desiring only one copy of such materials in the future, should contact the Company Secretary as provided in the previous sentence.

VOTING SECURITIES

The Company has only one class of voting securities, its Common Stock. At the Special Meeting, each stockholder of record at the close of business on August 4, 2005 will be entitled to one vote for each share of Common Stock owned on that date as to the matter presented at the Special Meeting. On August 4, 2005 there were 33,593,631 shares of Common Stock outstanding. A list of stockholders eligible to vote at the Special Meeting will be available for inspection at the Special Meeting and for a period of ten days prior to the Special Meeting during regular business hours at the principal executive offices of the Company at the address specified above.

PROPOSAL 1

APPROVAL OF THE ISSUANCE AND SALE OF 453,446 SHARES OF THE COMPANY'S COMMON STOCK AND WARRANTS TO PURCHASE 90,689 SHARES OF COMMON STOCK TO CERTAIN EXECUTIVE OFFICERS AND DIRECTORS OF THE COMPANY AND THEIR AFFILIATES FOR AGGREGATE CASH CONSIDERATION PAYABLE TO THE COMPANY OF $675,000.

Summary

On June 17, 2005, the Company entered into a definitive agreement to consummate a private placement (the "Offering") of 4,534,461 shares (the "Shares") of its Common Stock, Class C Warrants ("Class C Warrants") to purchase a total of 453,450 shares of Common Stock, with an exercise price equal to $1.90 per share of Common Stock, and Class D Warrants ("Class D Warrants") to purchase a total of 453,442 shares of Common Stock, with an exercise price equal to $2.15 per share of Common Stock (the Class C Warrants and the Class D Warrants, collectively, the "Warrants"). The Company would receive gross proceeds of $6,750,000 and net proceeds of approximately $6,450,000 from the Offering. The financing was led by Potomac Capital and also included RIT Capital Partners plc, as well as certain AXS-One executive officers and directors and their affiliates. The closing of the transaction with the investors other than the Company's executive officers and directors and their affiliates took place on June 21, 2005 and resulted in gross proceeds to the Company in the amount of $6,075,000. The second closing with respect to the shares being sold to the Company's executive officers and directors and their affiliates is subject to the stockholder approval, which is being solicited pursuant to this Proxy Statement. Stockholder approval of the proposed Insider Purchase will permit the Company to close the second tranche of the Offering and will provide additional gross proceeds to the Company in the amount of $675,000.

Background of the Private Placement

In the spring of 2005, our management team and Board of Directors determined a need to raise additional capital in order to continue to fund the sales, marketing and product development efforts of the Company. In light of our need for more capital, we explored a number of debt and equity financing options. On or about April 18, 2005 we engaged Kaufman Bros. L.P. ("Kaufman"), a placement agent, to assist us in completing a private placement transaction. In early June 2005, our Board of Directors determined to proceed with a private placement consisting of shares of our Common Stock issued at a discount to their then current market price and two types of warrants exercisable for shares of our Common Stock at premiums to the market price of such Common Stock on the date the Warrants were to be issued. Kaufman and members of our management team engaged in extensive fundraising efforts with respect to the private financing.

On June 13, 2005, our Board of Directors met to consider approval of a proposed Common Stock and Common Stock warrant private placement to a group of investors who collectively had indicated a willingness to invest in the Company. Prior to the execution of definitive agreements, certain of the potential institutional investors in the private placement indicated that they felt strongly that the offering needed to be increased in size, including by having members of the Board or executive officers of the Company participate in the Offering. After exploring the interest of other potential third-party investors — which requested terms that were more dilutive to the existing stockholders or otherwise unacceptable to the Board — on June 16, 2005, our Board of Directors unanimously determined that the proposed private placement was in the best interests of the Company and our stockholders and approved the private placement, including the Insider Purchase. We discuss our reasons for entering into the private placement below under "Reasons for the Private Placement." The terms of the private placement are more fully described below under "Terms of the Private Placement."

On June 17, 2005, the Company entered into a Unit Subscription Agreement and certain other agreements with the investors, including the investors who are executive officers and directors and their affiliates. On June 21, 2005 the Company completed the first closing of the private placement whereby the Company sold to investors other than its executive officers and directors and their affiliates 4,081,015 shares of Common Stock and Warrants to purchase 816,203 shares for aggregate gross proceeds of $6,075,000.

Reasons for the Private Placement

In the course of reaching its decision to approve the issuance of the Common Stock and Warrants and to approve the private placement, our Board of Directors consulted with our senior management and considered a number of factors in favor of the private placement, including the following material factors:

•	The need to quickly raise adequate funds in order to continue to fund the sales, marketing and product development efforts of the Company; given that the Company had only $3.1 million in cash and cash equivalents as of March 31, 2005;

•	Our financial condition, results of operations and cash flows, including the significant losses incurred by us during the most recent year and our history of not consistently generating positive cash flows from operations. If we were not able to complete the initial private placement in a timely manner, we would have needed to implement fundamental changes to our business and operations which may have included reducing, suspending or terminating certain development and marketing activities; and

•	The absence of other more favorable financing alternatives in light of the extensive process undertaken by Kaufman and the members of our senior management team to obtain third party indications of interest in our financing.

Our Board of Directors also considered the fact that, following the private placement our common stockholders will be diluted and noted that the financing alternatives presented would have resulted in the same or even greater dilution. In view of the variety of the material factors considered in connection with the evaluation of the private placement and the complexity of these matters, our Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign any relative weight to the various factors considered. In addition, in considering the various factors, individual members of our Board of Directors may have assigned different weight to different factors.

After evaluating the foregoing reasons and based upon their knowledge of our business, financial condition and prospects, and the views of our senior management, our Board of Directors unanimously concluded that the issuance of the Shares of Common Stock, the issuance of the Warrants and the terms of the private placement are in the Company's best interests and in the best interests of our stockholders.

Necessity for Stockholder Approval

Stockholder approval of the Insider Purchase is not required pursuant to applicable Delaware law or the rules and regulations of the Securities and Exchange Commission or the American Stock Exchange. However, the Board of Directors is submitting this matter to the stockholders for approval as a matter of good corporate practice, due to the potential conflict of interest resulting from the purchase of the securities in question by insiders directly from the Company.

Section 144 of the Delaware General Corporation Law ("DGCL") governs "related party transactions" or transactions in which a Board member or officer of a corporation has a direct or indirect financial interest. Delaware law provides that such transactions are not void or voidable even if the interested director is present at, participates in and votes on the transaction: (i) if the material facts as to the director's or officer's relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors, and the Board of Directors in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors may be less than a quorum; or (ii) the material facts as to the director's or officer's relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is approved in good faith by the vote of the stockholders. Further, pursuant to the Unit Subscription Agreement, the Insider Purchase must be approved by a majority of the disinterested stockholders. It is our belief that since a portion of the Offering will be sold to related parties, it is prudent for the Company to obtain the approval of the disinterested stockholders of the Company.

As a result of their affiliation with a purchaser in the Offering, the following members of the Board of Directors and/or executive officers or their affiliates each have a financial interest in the contemplated Insider Purchase: William P. Lyons, Joseph Dwyer, Richard Dym, Matthew Suffoletto, Gennaro Vendome, Robert J. Migliorino and Daniel H. Burch (the "Interested Parties"). In compliance with applicable Delaware law, on June 16, 2005, the Insider Purchase was unanimously approved by the entire Board, subject to the stockholder approval solicited pursuant to this Proxy Statement. The Company believes that the Insider Purchase, if approved by the Company's disinterested Common Stockholders, will be made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties.

Other than as described above and payments made to directors and officers in their capacities as such, no payments or benefits will be paid to the Company's directors or officers as a result of the Offering.

The Company's Code of Conduct (the "Code") discourages the Company from entering into transactions that would represent a conflict of interest. Waivers of the Code are granted by the Board on a case-by-case basis, are limited in scope and are granted only when such waivers are in the best interests of the Company. Because the Insider Purchase involves potential conflicts of interest for the Interested Parties, the Board carefully considered the issues involved and waived the requirements of the Code with respect to the transaction in question. The Code is available, without charge, by written request to the Company's Secretary at the corporate offices in Rutherford, NJ or on the Company's web site (www.axsone.com). Any amendments to or waivers of the Code that apply to the Company's principal executive officer, principal financial officer or principal accounting officer (such as the proposed Insider Purchase) will be posted on our website at www.axsone.com.

Fairness Opinion

On June 16, 2005, after receipt of an oral fairness opinion from Kaufman as to the fairness, from a financial point of view, to the Company's unaffiliated holders of Common Stock, the Board unanimously approved the issuance of the Common Stock and Warrants, including the Insider Purchase.

Terms of the Private Placement

THIS SUMMARY OF THE TERMS OF THE PRIVATE PLACEMENT IS INTENDED TO PROVIDE YOU WITH BASIC INFORMATION CONCERNING THE TRANSACTION; HOWEVER, IT IS NOT A SUBSTITUTE FOR REVIEWING THE UNIT SUBSCRIPTION AGREEMENT, THE INVESTOR RIGHTS AGREEMENT, AND THE WARRANTS, EACH IN THEIR ENTIRETY, AND EACH OF WHICH IS ATTACHED AS AN EXHIBIT TO THE COMPANY'S CURRENT REPORT ON FORM 8-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 23, 2005 AND IS INCORPORATED BY REFERENCE HEREIN. YOU SHOULD READ THIS SUMMARY IN CONJUNCTION WITH THOSE DOCUMENTS.

General

On June 17, 2005, the Company entered into a definitive agreement to consummate a private placement of the Shares of Common Stock, and Class C Warrants and Class D Warrants. Upon consummation of the second closing described below, the Company will have received aggregate gross proceeds of $6,750,000 and aggregate net proceeds of approximately $6,450,000 from the Offering. The financing was led by Potomac Capital and also included RIT Capital Partners plc, and, subject to obtaining the approval of the Company's disinterested stockholders for which this Proxy Statement is being distributed, will include certain AXS-One executive officers and directors and their affiliates. The closing with respect to the 453,446 shares of the Common Stock and warrants to purchase 90,689 shares of Common Stock being sold to the Company's executive officers and directors and their affiliates is subject to the stockholder approval for which this Proxy Statement has been issued.

The Offering is embodied in (i) a Unit Subscription Agreement dated as of June 17, 2005, among the Company and certain accredited investors (collectively, the "Investors"), (ii) an Investor Rights Agreement dated as of June 17, 2005, among the Company and the Investors and (iii) the Warrants (collectively with the Unit Subscription Agreement and the Investor Rights Agreement, the "Transaction Documents"), which Transaction Documents are filed as exhibits to the Company's current report on Form 8-K filed with the Securities and Exchange Commission on June 23, 2005 and incorporated by reference herein. The descriptions in this Proxy Statement of the Transaction Documents do not purport to be complete and are qualified in their entirety by reference to such agreements. Copies of such agreements are available at the Internet website maintained by the Securities and Exchange Commission at http://www.sec.gov or may be obtained by requesting them in writing or by telephone at AXS-One Inc., Investor Relations, 301 Route 17 North, Rutherford, New Jersey 07070, (201) 935-3400.

Unit Subscription Agreement

Pursuant to the Unit Subscription Agreement, the Company agreed to issue to the Investors, upon its receipt of gross cash proceeds equal to $6,750,000 from all Investors, including the Interested Parties, a total of 4,534,461 shares of Common Stock and Warrants to purchase 906,892 shares of Common Stock, which is equal to 20% of the number of shares of Common Stock to be sold in the Offering. These Warrants consist of Class C Warrants to purchase 453,450 shares of Common Stock and Class D Warrants to purchase 453,442 shares of Common Stock. In addition, the Company agreed to provide the Investors (other than those Investors affiliated with directors or executive officers of the Company) with a one-year right of first refusal with respect to future financings by the Company (subject to certain exceptions) and agreed not to issue certain highly dilutive securities without the consent of the Investors for a period of one year after closing. The closing with respect to the Shares being sold to the Company's executive officers and directors and their affiliates is subject to the stockholder approval for which this Proxy Statement is issued.

Description of Warrants

Pursuant to the Unit Subscription Agreement, the Company agreed to issue to the Investors Warrants to purchase an aggregate of 906,892 shares of Common Stock. The Warrants are exercisable for a three-year period commencing June 21, 2005, at a per share exercise price payable in cash equal to $1.90 in the case of the Class C Warrants and $2.15 in the case of the Class D Warrants. The per share exercise price of the Warrants are adjustable in the event of stock dividends or splits, or similar transactions. Subject to the stockholder approval solicited by this Proxy Statement, the Company will issue Class C Warrants to purchase 45,347 shares of Common Stock and Class D Warrants to purchase 45,342 shares of Common Stock to the Company's executive officers and directors and their affiliates.

Investor Rights Agreement

The Investor Rights Agreement provides for the registration for resale of (i) Shares sold in connection with the Offering, (ii) the shares of Common Stock issuable upon exercise of the Warrants and (iii) any shares of Common Stock issued or issuable with respect to any of the foregoing following a stock split, stock dividend, recapitalization, exchange or similar event (the "Registrable Shares").

The Company is also required to file with the Securities and Exchange Commission ("SEC") a registration statement (the "Registration Statement") for the resale of the Registrable Shares within

30 days of the applicable closing date (the "Filing Date"), and to use its commercially reasonable efforts to cause the registration statement to be declared effective by the SEC within 90 days of the applicable closing date. Subject to certain conditions and limitations, if (i) the Company fails to file the Registration Statement prior to the Filing Date, (ii) the Registration Statement is not declared effective by the SEC on or prior to the 90th day following the filing thereof, or (iii) if the SEC reviews the Registration Statement and it is not declared effective on or prior to the 120th day following the filing thereof, or (iv) after the effectiveness date thereof, such Registration Statement ceases to be effective and available to the Investors as to all shares (but not as to any Registrable Shares underlying the purchased Warrants), the Company will be required to pay to each holder of shares an amount in cash equal to 1% of the aggregate purchase price of such Investor's purchased shares and an amount in cash equal to 1% of the aggregate purchase price of such holder's purchased shares for each 30-day period until such failure is cured.

All expenses, other than underwriting discounts and commissions and certain legal expenses, incurred in connection with registrations, filings or qualifications pursuant to the Investor Rights Agreement are to be borne by the Company.

Pursuant to the Investor Rights Agreement, the Company will indemnify each Investor from and against any liabilities arising out of material misstatements or omissions set forth in the Registration Statement or any prospectus included therein, subject to standard exceptions.

Fees of the Placement Agent

In connection with the first closing of the Offering, the Company paid a cash commission equal to 5% of the gross proceeds from the Offering to Kaufman (except for amounts invested by RIT Capital Partners plc and The Sirius Trust, for which a 2% fee was paid) which acted as placement agent. No fee was or will be paid to Kaufman or any other person or entity with respect to amounts to be invested by the Company's executive officers and directors and their affiliates.

Dilutive Effect of the Private Placement

Consummation of the first closing of the private placement had a dilutive effect on our current stockholders and consummation of the second closing of the private placement will increase the dilutive effect. The aggregate number of shares issued pursuant to the private placement will increase the number of shares of our capital stock currently outstanding on an as-converted basis, and thereby the percentage ownership of our current stockholders will decline as a result of the private placement. If the Insider Purchase is consummated, an additional 1.6% of the outstanding shares of our capital stock, on an as-converted basis assuming exercise of all the Warrants and assuming no other dilutive issuance, will be outstanding.

When we issue the additional Shares of our Common Stock as disclosed herein, a substantial portion of those shares will become eligible for sale in the public markets, subject to certain volume limitations, after expiration of the one year holding period required under Rule 144 of the Securities Act of 1933, and all of the shares could become eligible for sale in the public markets after two years pursuant to Rule 144(k), without any volume limitations. These shares would become eligible for resale in the public markets earlier if, as contemplated, we file a registration statement with the SEC covering the resale of the shares. Any such sales, or the anticipation of the possibility of such sales, represents an overhang on the market and could depress the market price of our Common Stock.

Use of Proceeds

Assuming the completion of the Insider Purchase, we will receive gross proceeds of approximately $675,000. The Company anticipates using the proceeds from the sale of the Common Stock and Warrants in connection with the Insider Purchase for working capital and general corporate purposes.

Required Vote

The approval of the Insider Purchase requires the affirmative vote of a majority of the votes cast by disinterested holders of the outstanding shares of Common Stock present in person or represented by proxy at the Special Meeting and entitled to vote at the meeting. In accordance with the Unit Subscription Agreement, if stockholder approval is not obtained, the Insider Purchase will not be consummated.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS HAS APPROVED THE FOREGOING PROPOSAL. THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE PROPOSAL.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Except as specified below, the following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of June 30, 2005 by (i) each Director (ii) each of the executive officers named in the proxy statement for the Company's 2005 annual meeting, (iii) each person known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock and (iv) all executive officers and Directors as a group. The information concerning beneficial owners of more than 5% of the Company's Common Stock is based on filings with the SEC on Schedules 13D, 13G and on Forms 3, 4, and 5 and certain other information obtained by the Company.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned (1)		Percentage of Shares Outstanding (1)
William P. Lyons	324,600	(2)	1.0%
Anthony H. Bloom	0	(3)	—
Daniel H. Burch	75,000	(4)	*
Robert Migliorino	149,480	(5)	*
Elias Typaldos	2,536,624	(6)	7.5%
Gennaro Vendome	1,521,060	(7)	4.5%
William Vogel	217,800	(8)	*
Allan Weingarten	70,500	(9)	*
John A. Rade	884,100	(10)	2.6%
William G. Levering, III	45,000	(11)	*
Paul Abel	86,400	(12)	*
All Current Directors and Executive Officers as a Group (10 persons)	4,955,064	(13)	14.4%
Other Beneficial Owners
Andreas Typaldos	2,533,439	(14)	7.5%
RIT Capital Partners plc	2,418,379	(15)	7.1%
Potomac Capital Partners LP Potomac Capital International Ltd. Pleiades Investment Partners-R, LP	2,106,055	(16)	6.2%

*	Represents beneficial ownership of less than one percent of the Common Stock outstanding.

(1)	Applicable percentage of ownership as of June 30, 2005 is based upon 33,593,631 shares of Common Stock outstanding. Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting and investment power with respect to shares. Gives effect to the shares of Common Stock issuable within 60 days of June 30, 2005 upon exercise of all options and other rights beneficially owned by the indicated stockholders on that date.

(2)	Consists of (i) 225,000 shares of Common Stock which may be purchased upon exercise of stock options and (ii) 99,600 shares owned by the Lyons Family Trust dated February 11, 1992.

(3)	Mr. Bloom is an investment consultant to RIT Capital Partners plc, an entity that owns more than 5% of the Company's Common Stock. Mr. Bloom does not have voting or dispositive power over the shares held by RIT Capital Partners plc.

(4)	Consists of shares of Common Stock which may be purchased by Mr. Burch upon the exercise of stock options.

(5)	Includes 108,000 shares of Common Stock which may be purchased upon exercise of stock options.

(6)	Includes (i) 327,521 shares owned by the Elias Typaldos Grantor Retained Annuity Trust dated October 13, 1994, (ii) 1,147,750 shares held by the Elias Typaldos Family Limited Partnership, (iii) 129,938 shares owned by the Judith Typaldos Grantor Retained Annuity Trust dated October 13, 1994, (iv) 3,313 shares held by Judith Typaldos, Mr. Typaldos' wife, (v) 96,000 shares held by Judith Typaldos as custodian for Mr. Typaldos' children and (vi) 90,000 shares of Common Stock which may be purchased upon exercise of stock options. Mr. Typaldos' business address is the Company's principal executive offices.

(7)	Includes (i) 89,407 shares held by Carol Vendome, (ii) 149,062 shares held by the Vendome Grantor Retained Annuity Trust dated January 24, 1995, (iii) 151,297 shares held by the Carol Vendome Grantor Retained Annuity Trust dated January 24, 1995, (iv) 71,905 shares held by Carol Vendome as custodian for Laura and Chris Vendome, (v) 179,095 shares held by the Vendome Family Limited Partnership and (vi) 54,000 shares of Common Stock which may be purchased upon exercise of stock options.

(8)	Includes (i) 89,300 shares held by the William E. Vogel IRA and (ii) 111,000 shares of Common Stock which may be purchased upon exercise of stock options.

(9)	Includes 67,500 shares of Common Stock which may be purchased upon exercise of stock options.

(10)	Includes 120,000 shares of Common Stock which may be purchased upon the exercise of stock options. Information is as of March 31, 2005.

(11)	Represents shares owned by Mr. Levering. Information is as of March 31, 2005.

(12)	Includes 85,400 shares of Common Stock which may be purchased upon exercise of stock options. Information is as of March 31, 2005.

(13)	Includes 729,500 shares of Common Stock which may be purchased upon the exercise of stock options.

(14)	Includes (i) 680,504 shares owned by the Andreas Typaldos GRAT dated September 29, 1993, (ii) 11,047 shares owned by Renee Typaldos, Mr. Typaldos' wife, (iii) 755,504 shares owned by the Renee Typaldos GRAT dated September 29, 1993, and (iv) 736,384 shares held by the Andreas Typaldos Family Limited Partnership. Mr. Typaldos' business address is e-Vantage Solutions, Inc., 41 East 11th Street, New York, NY 10003.

(15)	Includes 403,063 shares of Common Stock issuable upon the exercise of presently exercisable warrants. Donal F. Connon exercises voting and dispositive power with respect to the shares of Common Stock held by RIT Capital Partners plc. RIT Capital Partners plc's business address is 27 St. James's Place, London SW1A 1NR, England.

(16)	Consists of (i) 805,327, 462,772 and 515,497 shares of Common Stock held by Potomac Capital Partners, LP, Potomac Capital International Ltd. and Pleiades Investment Partners-R, LP, respectively, and (ii) 106,846, 53,554 and 72,059 shares of Common Stock issuable upon exercise of presently exercisable warrants held by Potomac Capital Partners, LP, Potomac Capital International Ltd. and Pleiades Investment Partners-R, LP, respectively. Paul J. Solit exercises the sole voting and dispositive power with respect to the shares of Common Stock set forth in this footnote. The business address of the indicated entities is c/o Potomac Capital Management, 153 East 53rd Street, 26th Floor, New York, NY 10022.

STOCKHOLDER PROPOSALS

In accordance with regulations issued by the Securities and Exchange Commission, stockholder proposals intended for presentation at the 2006 Annual Meeting of Stockholders must be received by the Secretary of the Company no later than January 1, 2006, if such proposals are to be considered for inclusion in the Company's proxy statement and form of proxy. In addition, if a stockholder does not advise the Company by March 15, 2006 that the stockholder intends to submit a proposal to the Company's stockholders that will not be included in the Company's proxy statement, the proxies named in the Company's form of proxy may exercise their discretionary authority in voting on the stockholder's proposal.

OTHER MATTERS

Management knows of no matters that are to be presented for action at the Special Meeting other than that set forth above. If any other matters properly come before the meeting, the persons named in the enclosed form of proxy will vote the shares represented by proxies in accordance with their best judgment on such matters.

By Order of the Board of Directors,
/s/ William P. Lyons William P. Lyons Chairman of the Board and Chief Executive Officer

Rutherford, New Jersey
August 9, 2005

                                                                    ATTACHMENT A
                                                                    ------------

                                  AXS-ONE INC.

         PROXY FOR SPECIAL MEETING OF STOCKHOLDERS - SEPTEMBER 20, 2005

       (THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY)

The undersigned stockholder of AXS-One Inc. hereby appoints William P. Lyons,
Chairman and Chief Executive Officer and Joseph P. Dwyer, Executive Vice
President, Chief Financial Officer and Treasurer and each of them, with full power of substitution, proxies to vote the shares of stock which the undersigned could vote if personally present at the Special Meeting of Stockholders of
AXS-One Inc. to be held at the Company's offices located at 301 Route 17 North,
Rutherford, NJ 07070, telephone number (201) 935-3400 on September 20, 2005, at
10:00 a.m. or any adjournment thereof.

                (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

                       SPECIAL MEETING OF STOCKHOLDERS OF

                                  AXS-ONE INC.

                               SEPTEMBER 20, 2005

                           Please date, sign and mail
                             your proxy card in the
                            envelope provided as soon
                                  as possible.

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                       [arrow down] Please detach along perforated line and mail in the envelope provided. [arrow down]

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                  PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK

                                                              AS SHOWN HERE |X|

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1. To approve the issuance and sale of 453,446 shares of      2. IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME
   the Company's common stock and warrants to purchase        BEFORE THE MEETING.
   90,689 shares of common stock to certain executive
   officers and directors of the Company and their            UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE
   affiliates for aggregate cash consideration payable        APPROVAL OF THE ISSUANCE AND SALE OF 453,446 SHARES OF THE COMPANY'S
   to the Company of $675,000.                                COMMON STOCK AND WARRANTS TO PURCHASE 90,689 SHARES OF COMMON STOCK
                                                              TO CERTAIN EXECUTIVE OFFICERS AND DIRECTORS OF THE COMPANY AND THEIR
     [ ] FOR          [ ] AGAINST       [ ] ABSTAIN           AFFILIATES FOR AGGREGATE CASH CONSIDERATION PAYABLE TO THE COMPANY
                                                              OF $675,000.
                                                              ----------------------------------------------------------------------

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To change the address on your account, please check the
box at right and indicate your new address in the address
space above. Please note that changes to the registered   [ ]
name(s) on the account may not be submitted via this
method.
-------------------------------------------------------------

Signature of Stockholder                         Date:             Signature of Stockholder                       Date:
                         ------------------------     -------------                        ----------------------      -------------

NOTE:    Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as an executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
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